UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2007

Coach Industries Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-19471	91-1942841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12330 SW 53rd Street, Suite 703 Cooper City, Florida	33330
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (954) 602-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 3, 2006, American Dealerships Corporation (“American Dealerships”) and Jules Meyers (“Meyers”) (collectively, the “Plaintiffs”) filed suit against Coach Industries Group, Inc. (the “Company”) and Francis O’Donnell (“O’Donnell”) and Susan Weisman (“Weisman”). Also named as a nominal defendant was American Springfield LLC (“American Springfield”), a limited liability company having as its members American Dealerships and Springfield Coach Builders, Inc., which was a wholly owned subsidiary of the Company at that time.

On April 13, 2007, the action came to trial in Department 15 of the Superior Court of the State of California, County of Los Angeles, Unlimited Jurisdiction, Central District (the “Court”). The Company was unable to participate at trial because it has lacked the adequate financial resources to retain counsel. Weisman appeared in person and O’Donnell appeared via court call. The Court severed O’Donnell and Weisman from this trial and rescheduled their trial for July 30, 2007. Neither O’Donnell nor Weisman were parties to this judgment.

As the Company did not appear, the Court rendered judgment in favor of Meyers with respect to his allegations that the Company breached both the Operating Agreement of American Springfield and the Employment Agreement entered into between the Company and Meyers, and also committed frauds of intentional misrepresentation, false promise and concealment, and awarded Meyers $1,993,500 in damages. Additionally, the Court rendered a judgment in favor of American Dealership with respect to its allegation that the Company breached both the Independent Consulting Agreement and Dealer Agreement entered into between the Company and American Dealerships, and further committed the frauds of intentional misrepresentation, false promise and concealment, and awarded American Dealerships $2,548,572 in damages.

If the Plaintiffs seek to enforce this action against the Company, the Company may be required to seek protection under applicable bankruptcy laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACH INDUSTRIES GROUP, INC. (Registrant)

May 11, 2007	By:	/s/ Robert L. Lefebvre
	Name: Title:	Robert L. Lefebvre Chief Executive Officer